Exhibit 10.4

NEWALLIANCE BANK

RETENTION AGREEMENT

This Retention Agreement (this “Agreement”) is made and entered into as of the 12th of April 2005, by and between Cornerstone Bancorp, Inc., a Connecticut corporation (“Cornerstone”), Cornerstone Bank, a Connecticut bank and a wholly owned subsidiary of Cornerstone, NewAlliance Bank, a Connecticut savings bank (the “Bank”), and John A. Lynn (the “Executive”).

W I T N E S S E T H:

WHEREAS, NewAlliance Bancshares, Inc., a Delaware corporation and the parent company of the Bank (the “Company”), the Bank, Cornerstone and Cornerstone Bank have entered into an Agreement and Plan of Merger dated as of April 12, 2005, whereby, among other things, Cornerstone will merge with and into the Company (the “Merger”);

WHEREAS, the Executive is currently the Vice President of Cornerstone Bank;

WHEREAS, Cornerstone Bank and the Executive entered into an employment agreement in October 2000 (the “Cornerstone Employment Agreement”), which is being superseded by this Agreement;

WHEREAS, the Bank desires to retain the services of the Executive after the Effective Date of the Merger; and

WHEREAS, the Executive is willing to serve the Bank (referred to herein as the “Employer”) on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Bank and the Executive hereby agree as follows:

1. Definitions.

(a) Accrued Benefits means:

(i) all salary earned or accrued through the date the Executive’s employment is terminated based on the Executive’s base salary as in effect as of the date of this Agreement;

(ii) reimbursement for any and all monies advanced in connection with the Executive’s employment for documented, reasonable and necessary expenses incurred in the ordinary course of business, by the Executive through the date the Executive’s employment is terminated;

(iii) any and all other compensation previously earned by the Executive and deferred under or pursuant to any deferred compensation plan or plans of the Bank then in effect together with any interest or deemed earnings thereon pursuant to, and to the extent consistent with, the terms of such plan or plans; and

(iv) to the extent not previously paid or provided to the Executive, all other payments and benefits to which the Executive may be entitled under the terms of any applicable compensation or benefit plan, program or arrangement of the Employer in which the Executive is a participant, except for any severance plan, and except for any plan, program or arrangement that would result in any duplication of benefits.

(b) Affiliate of any specified person means any other person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under direct or indirect common control with such specified person. For the purposes of this definition, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(c) Bank Board means the Board of Directors of the Bank.

(d) Base Amount means an amount equal to the Executive’s Annualized Includable Compensation for the Base Period as defined in Sections 280G(d)(1) and (2) of the Code (as hereinafter defined).

(e) Bonus (whether or not capitalized) means any bonus to which the Executive is entitled pursuant to the terms of this Agreement.

(f) Cause means a discharge because the Bank Board determines that the Executive has: (A) willfully failed to perform his assigned duties under this Agreement, other than any failure resulting from the Executive’s incapacity due to physical or mental injury or illness; (B) committed an act involving moral turpitude in the course of his employment with the Employer and its subsidiaries, affiliates or predecessors; (C) engaged in willful misconduct; (D) breached his fiduciary duties for personal profit; (E) willfully violated, in any material respect, any law, rule or regulation (other than traffic violations or similar offenses), written agreement or final cease-and-desist order with respect to his performance of services for the Bank, as determined by the Bank Board in good faith; or (F) materially breached the terms of this Agreement and failed to cure such material breach during a 15-day period following the date on which the Bank Board gives written notice to the Executive of the material breach. For purposes of the definition of Cause, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Employer. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Bank Board or based upon the written advice of counsel for the Employer shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Employer. The cessation of employment of the Executive shall not be deemed to be for “Cause” within the meaning of this Section 1(f) unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of three-fourths of the members of the Bank Board at a meeting of such Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before such Board), finding that, in the good faith opinion of such Board, the Executive is guilty of the conduct described in this Section 1(f), and specifying the particulars thereof in detail.

(g) Code means the Internal Revenue Code of 1986, as amended.

(h) Disability means that the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank.

(i) Effective Date means the date on which the Effective Time (as defined in the Merger Agreement) occurs, except that Section 4(a) hereof shall be effective immediately.

(j) Good Reason shall mean the occurrence of any of the following events during the Retention Period:

(i) the failure of the Bank Board to appoint or re-appoint the Executive to the positions with the Bank stated in Section 3 of this Agreement;

(ii) the expiration of a 30-day period following the date on which the Executive gives written notice to the Employer of its material failure, whether by amendment of the Certificate of Incorporation or Bylaws of the Bank, or by action of the Bank Board, the Bank’s shareholder(s), or otherwise, to vest in the Executive the functions, duties or responsibilities prescribed in Section 3 of this Agreement, unless, during such 30-day period, the Employer cures such failure;

(iii) the expiration of a 30-day period following the date on which the Executive gives written notice to the Employer of its material breach of any term, condition or covenant contained in this Agreement (including, without limitation, any reduction of the Executive’s rate of Base Salary in effect from time to time), unless, during such 30-day period, the Employer cures such failure;

(iv) a Board approved change in the Executive’s principal place of employment by a distance in excess of 50 miles from the Executive’s primary office location at the time of the Effective Date;

(v) an adverse change in the Executive’s title and position from that set forth in Section 3;

(vi) an adverse material change in the Executive’s duties, responsibilities and authorities as prescribed in Section 3; or

(vii) the liquidation, dissolution, bankruptcy or insolvency of the Company or the Bank.

(k) Merger Agreement means the Agreement and Plan of Merger, dated as of April 12, 2005, among the Company, the Bank, Cornerstone and Cornerstone Bank.

(l) Merger Agreement Date means the date upon which the Merger Agreement was executed by the parties thereto.

(m) Notice of Termination means a notice which shall indicate the specific termination provision relied upon in this Agreement and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(n) Retention Period means a period commencing on the Effective Date and ending on the six-month anniversary of the date on which the Effective Time (as defined in the Merger Agreement) occurs, provided that if the Executive’s employment is terminated in accordance with the terms of this Agreement prior to such anniversary date, the Retention Period shall end concurrently with the termination of the Executive’s employment.

(o) Retirement means a termination of the Executive’s employment on account of resignation by the Executive at or after age sixty-five (65), other than a resignation for Good Reason.

(p) 401(k) Plan means the NewAlliance Bank 401(k) Plan as amended, or any successor plan.

2. Term of Agreement.

The term of this Agreement shall begin on the Effective Date and shall terminate on the six-month anniversary of such date, unless sooner terminated in accordance with the terms of this Agreement. If the Effective Date does not occur, this Agreement shall be null and void ab initio, except for Section 4(a) hereof unless this Agreement is terminated prior to the time the payment pursuant to Section 4(a) hereof is made. Nothing in this Agreement shall be deemed to prohibit the Employer at any time from terminating the Executive’s employment during the Retention Period with or without notice for any reason, provided, however, that the relative rights and obligations of the Employer and the Executive in the event of any such termination, including any requirements with respect to prior notice of such termination, shall be determined under this Agreement.

3. Positions and Duties.

Throughout the Retention Period, the Executive shall serve as the Vice President of the Employer, having such power, authority and responsibility and performing such duties as are prescribed by or under the Bylaws of the Employer and as are customarily associated with such position. The Executive shall devote his full business time, attention, skills and efforts (other than during holidays, vacation periods, and periods of illness or approved leaves of absence) to the business and affairs of the Employer and shall use his best efforts to advance the interests of the Employer.

4. Compensation.

(a) On December 30, 2005 and in consideration for the Executive executing the General Release attached hereto as Exhibit A in a timely manner so that it is effective and irrevocable prior to the date of such payment, Cornerstone or Cornerstone Bank shall pay to the Executive a lump sum cash amount equal to $111,725, minus applicable withholding, so that the full amount of such payment is included in the Executive’s taxable income for 2005.

(b) During the Retention Period, the Executive shall be compensated by the Bank as follows:

(i) The Executive shall receive, at such intervals and in accordance with the Employer’s customary payroll practices from time to time, a base salary at a rate of $99,225 per annum (“Base Salary”). The Bank Board may, in its sole discretion, increase the Base Salary, but in no event may the Base Salary be decreased without the Executive’s prior consent;

(ii) The Executive shall be entitled to receive a bonus at the rate of $12,500 per annum, with the bonus to be paid six months after the Effective Date, provided that the Executive is still employed by the Employer at such time. The Bank Board may, in its sole discretion, increase the bonus, but in no event may the bonus be decreased without the Executive’s prior consent. In light of such bonus, the Executive shall not be entitled to participate in the Bank’s Executive Short Term Incentive Plan or any other incentive compensation or bonus plans; and

(iii) The Executive shall be entitled to participate in the medical, dental, short-term and long-term disability, life, and accidental death and dismemberment policies offered by the Bank to its employees. In addition, the Executive shall be eligible to participate in the Bank’s 401(k) Profit Sharing Plan, the Bank’s defined benefit pension plan and the Company’s Employee Stock Ownership Plan (“ESOP”) in accordance with the plan documents. The Executive shall not receive credit for service with Cornerstone or any of its subsidiaries (or any predecessors to such entities) under any existing employee benefit plan of the Company or the Bank for any purposes, except as set forth below. With respect to the Bank’s defined benefit pension plan and the Company’s ESOP, the Executive shall be credited with service as a Cornerstone Bank employee for purposes of determining eligibility to participate under such plan (but not for purposes of benefit accrual or vesting). With respect to any Bank plan which is a health, life or disability insurance plan, the Executive shall be credited with service as a Cornerstone Bank employee for purposes of determining eligibility under such plans and shall not be subject to any pre-existing condition limitation for conditions under such plans, and each such plan which provides health insurance benefits shall honor any deductible and out-of-pocket expenses incurred by the Executive under any comparable Cornerstone Bank plan for the plan year in which the Effective Time occurs.

(c) The Executive shall be entitled to paid holidays and sick leave consistent with the Bank’s policy for officers as in effect from time to time. The Executive may not carry over vacation days from one fiscal year to another, or be paid extra for unused vacation days, except with the approval of the Bank Board.

(d) The Executive shall not be entitled to receive any specific level of grants under any stock option plan or restricted stock plan to be adopted by the Company. Any grants that may be made to the Executive under any of such plans will be subject to the sole discretion of the Board of Directors of the Company or the committee administering such plans.

(e) During the Retention Period, the Employer shall reimburse the Executive for his ordinary and necessary business expenses attributable to the Employer’s business, including, without limitation, the Executive’s travel expenses incurred in connection with the performance of his duties for the Employer under this Agreement, in each case upon presentation to the Employer of an itemized account of such expenses in such form as the Employer may reasonably require and subject to the approval of the Employer.

5. Termination of Employment.

Any termination by the Employer or the Executive of the Executive’s employment during the Retention Period shall be communicated by written Notice of Termination to the Executive if such notice is delivered by the Employer, and to the Employer if such notice is delivered by the Executive. Any payments made under this Section 5, other than due to death, shall be contingent on the Executive’s prior execution and non-revocation of a mutual release substantially in the form attached hereto as Exhibit A (with Cornerstone and Cornerstone Bank deleted as parties thereto and with the December 29, 2005 dates in Sections 1(a) and 3(a) thereof changed to the date of termination); provided, however, that if the Employer refuses to execute such mutual release, the Executive’s obligation to execute and not revoke the release as a precondition to receiving severance benefits shall terminate. The Notice of Termination shall comply with the requirements of Section 15 below and shall specify which section of this agreement is the basis for such termination, including a listing of any relevant facts in support thereof.

(a) Termination for Disability Prior to the End of the Retention Period. If during the Retention Period, the Executive’s employment is terminated on account of the Executive’s Disability, the Executive shall receive any Accrued Benefits, with any payments pursuant to a deferred compensation plan or other benefit plan, program or arrangement covered by Sections 1(a)(iii) or (iv) of this Agreement (the “Accrued Plan Benefits”) to be made in such amounts and at such times as provided by the applicable plan.

(b) Termination due to the Executive’s Death or Retirement Prior to the End of the Retention Period. If, during the Retention Period, the Executive’s employment is terminated on account of the Executive’s death or Retirement, the Executive (or the Executive’s estate or designated beneficiary (or beneficiaries), as applicable) shall receive any Accrued Benefits, with any Accrued Plan Benefits to be made in such amounts and at such times as provided by the applicable plan.

(c) Voluntary Termination or Termination for Cause Prior to the End of the Retention Period. If, during the Retention Period, (i) the Executive shall terminate employment with the Employer other than for Good Reason, or (ii) the Executive’s employment is terminated for Cause, the Executive shall receive from the Employer only the Accrued Benefits, with any Accrued Plan Benefits to be made in such amounts and at such times as provided by the applicable plan.

(d) Termination by the Employer Without Cause or by the Executive for Good Reason Prior to the End of the Retention Period. If, during the Retention Period, the Executive’s employment with the Employer is terminated by the Employer other than for Cause, or by the Executive for Good Reason, then the Executive shall receive from the Employer (i) the Accrued Benefits, with any Accrued Plan Benefits to be made in such amounts and at such times as provided by the applicable plan, and (ii) the salary and bonus that would have been paid to the Executive if he had remained employed through the original expiration date of the Retention Period.

6. Certain Supplemental Payments by the Employer.

(a) In the event that it is determined that part or all of the compensation and benefits to be paid to the Executive, whether or not payable hereunder, (i) constitute “parachute payments” under Section 280G of the Code (the “Payments”), and (ii) equal or exceed three (3) times the Executive’s Base Amount, the Employer, on or before the date for payment of the excise tax imposed under Section 4999 of the Code, shall pay to or on behalf of the Executive, in a single lump sum, an amount (the “Gross-Up Amount”) such that, after payment of all federal, state and local income tax and any additional excise tax under Section 4999 of the Code in respect of the Gross-Up Amount payment, the Executive will be fully reimbursed for the amount of such excise tax.

(b) The determination of the Payments, the Base Amount and the Gross-Up Amount, as well as any other calculations necessary to implement this Section 6 shall be made by counsel to the Employer, with such counsel’s fee to be paid by the Employer.

(c) As promptly as practicable following the above determinations, the Employer shall pay to or distribute to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement and shall promptly pay to or distribute for the benefit of the Executive in the future such amounts as become due to the Executive under this Agreement.

(d) As a result of the uncertainty in the application of Section 280G of the Code at the time of an initial determination hereunder, it is possible that payments will not have been made by the Employer which should have been made under clause (a) of this Section 6 (“Underpayment”). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Underpayment has been made and the Executive thereafter is required to make any payment of an excise tax, income tax, any interest or penalty, the firm selected under clause (b) above shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Employer to or for the benefit of the Executive. If and to the extent that the Executive receives any tax refund from the Internal Revenue Service that is attributable to payments by the Employer pursuant to this Section 6 of amounts in excess of the actual Gross-Up Amount as finally determined by the Internal Revenue Service or a court of competent jurisdiction (“Overpayment”), the Executive shall promptly pay to the Employer the amount of such refund that is attributable to the Overpayment (together with any interest paid or credited thereon after taxes applicable thereto); provided, however, the Executive shall not have any obligation to pay the Employer any amount pursuant to this Section 6(d) if and to the extent that any such obligation would cause the arrangement to be treated as a loan or extension of credit prohibited by applicable law.

7. Further Obligations of the Executive.

(a) Confidentiality. Unless he obtains the prior written consent of the Employer, the Executive shall at all times, both during and following the Retention Period, keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Employer or its subsidiaries or affiliates, any material document or information obtained from the Employer or its subsidiaries, affiliates or predecessors, in the course of his employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this Section 7(a) shall prevent the Executive, with or without the Employer’s consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding or the Company’s public reporting requirements to the extent that such participation or disclosure is required under applicable law.

(b) Non-Solicitation. The Executive hereby covenants and agrees that, for a period of two years following his termination of employment with the Employer for any reason, he shall not, without the written consent of the Employer, either directly or indirectly:

(i) solicit, offer employment to, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Employer or any of its subsidiaries or affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within any county in which the Company or the Bank maintains an office as of the date of termination of the Executive’s employment (the “Counties” and each a “County”);

(ii) provide any information, advice or recommendation with respect to any such officer or employee to any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within any County specified in Section 7(b)(i), that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Employer or any of its subsidiaries or affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within any County specified in Section 7(b)(i); or

(iii) solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any customer of the Company or the Bank to terminate an existing business or commercial relationship with the Company or the Bank.

8. Equitable Relief.

The Executive acknowledges and agrees that in the event of a breach by the Executive of any of the provisions of Sections 7(a) and 7(b) hereof, the Employer may suffer irreparable harm for which monetary damages alone will constitute an insufficient remedy. Consequently, in the event of any such breach, the Employer may, in addition to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

9. Payment Obligations Absolute.

The Employer’s obligation during and after the Retention Period to pay the Executive the compensation and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Employer may have against the Executive or anyone else. All amounts payable by the Employer hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Employer shall be final and the Employer will not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reason whatever except as provided in Section 6(d) above. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts (other than the Medical Benefits) shall not be reduced whether or not the Executive obtains other employment.

10. Successors.

(a) The Employer will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer, by agreement in form and substance satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession or assignment had taken place. Any failure of the Employer to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement and shall entitle the Executive to terminate the Executive’s employment for Good Reason.

(b) This Agreement and all rights of the Executive shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries. All amounts payable to the Executive hereunder shall be paid, in the event of the Executive’s death, to the Executive’s estate, heirs and representatives. Except as provided in this Section 10, no party may assign this Agreement or any rights, interests, or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns pursuant to Section 10(a). This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Employer. In addition, Sections 1, 5, 6, 7, 8, 9, 11, 12, 14, 15, 18 and 20 shall survive the termination of this Agreement to the extent necessary to give effect to the terms thereof.

11. Severability and Enforcement.

The provisions of this Agreement shall be regarded as divisible, and if any such provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby. It is expressly understood and agreed that although the Executive and the Employer consider the restrictions contained herein to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

12. Amendment.

This Agreement may not be amended or modified at any time except by a written instrument executed by the parties prior to the Effective Time of the Merger and thereafter by the Employer and the Executive; provided, however, that if the Bank Board determines, after a review of Section 409A of the Code and all applicable Internal Revenue Service guidance, that this Agreement should be amended to comply with Section 409A of the Code, the Bank Board may amend this Agreement to make any changes required to comply with Section 409A of the Code.

13. Withholding.

The Employer shall be entitled to withhold from amounts to be paid to the Executive hereunder any federal, state or local withholding or other taxes, or charge which it is from time to time required to withhold. The Employer shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.

14. Dispute Resolution.

(a) In the event of any dispute, claim, question or disagreement arising out of or relating to this Agreement or the breach hereof, the parties hereto shall use their best efforts to settle such dispute, claim, question or disagreement. To this effect, they shall consult and negotiate with each other, in good faith, and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties.

(b) If they do not reach such a solution within a period of thirty (30) days, then the parties agree first to endeavor in good faith to amicably settle their dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association (the “AAA”), before resorting to arbitration.

(c) Thereafter, any unresolved controversy or claim arising out of or relating to this Agreement or the breach thereof, upon notice by any party to the other, shall be submitted to and finally settled by arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the AAA in effect at the time demand for arbitration is made by any such party. The parties shall mutually agree upon a single arbitrator within thirty (30) days of such demand. In the event that the parties are unable to so agree within such thirty (30) day period, then within the following thirty (30) day period, one arbitrator shall be named by each party. A third arbitrator shall be named by the two arbitrators so chosen within ten (10) days after the appointment of the first two arbitrators. In the event that the third arbitrator is not agreed upon, he or she shall be named by the AAA. Arbitration shall occur in New Haven, Connecticut or such other location as may be mutually agreed to by the parties.

(d) The award made by all or a majority of the panel of arbitrators shall be final and binding, and judgment may be entered based upon such award in any court of law having competent jurisdiction. The award is subject to confirmation, modification, correction or vacation only as explicitly provided in Title 9 of the United States Code. The prevailing party shall be entitled to receive any award of pre- and post-award interest as well as attorney’s fees incurred in connection with the arbitration and any judicial proceedings related thereto. The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. The United States Arbitration Act and the Rules shall govern the interpretation, enforcement, and proceedings pursuant to this Section. Any provisional remedy which would be available from a court of law shall be available from the arbitrators to the parties to this

Agreement pending arbitration. Either party may make an application to the arbitrators seeking injunctive relief to maintain the status quo, or may seek from a court of competent jurisdiction any interim or provisional relief that may be necessary to protect the rights and property of that party, until such times as the arbitration award is rendered or the controversy otherwise resolved.

15. Notice.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to the Executive:

John A. Lynn
At the address last appearing
on the personnel records of
the Employer

If to Cornerstone and Cornerstone Bank:

Cornerstone Bancorp, Inc.
Cornerstone Bank
550 Summer Street
Stamford, Connecticut 06901

Attention: Chairman of the Compensation Committee of the Board

If to the Employer:

NewAlliance Bank
195 Church Street
New Haven, Connecticut 06510

(or the address of the Bank’s principal executive office, if different)
Attention: Chairman of the Compensation Committee of the Board

with a copy, in the case of a notice to the Employer, to:

Elias, Matz, Tiernan & Herrick L.L.P.
734 15th Street, N.W.
Washington, D.C. 20005
Attention: Raymond A. Tiernan, Esq.
Gerald F. Heupel, Jr., Esq.

16. Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

17. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

18. Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Connecticut applicable to contracts entered into and to be performed entirely within the State of Connecticut, except to the extent that federal law controls.

19. Headings and Construction.

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

20. Entire Agreement.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof including but not limited to the Cornerstone Employment Agreement.

21. Required Regulatory Provisions.

Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Employer, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

IN WITNESS WHEREOF, each of Cornerstone, Cornerstone Bank and the Bank has caused this Agreement to be executed by it duly authorized officers and the Executive has hereunto set his hand, all as of the day and year first above written.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

/s/ John A. Lynn
John A. Lynn, Executive

ATTEST:		NEWALLIANCE BANK

By:	/s/ Noel Rendell	By:	/s/ Merrill B. Blanksteen
Name:	Noel Rendell	Name:	Merrill B. Blanksteen
Title:	First Vice President and	Title:	Executive Vice President and
	Corporate Secretary		Chief Financial Officer

[Seal]

ATTEST:		CORNERSTONE BANCORP, INC.

By:	/s/ Leigh A. Hardisty	By:	/s/ Merrill J. Forgotson
Name:	Leigh A. Hardisty	Name:	Merrill J. Forgotson
Title:	Secretary	Title:	President and Chief Executive Officer

[Seal]

ATTEST:		CORNERSTONE BANK

By:	/s/ Leigh A. Hardisty	By:	/s/ Merrill J. Forgotson
Name:	Leigh A. Hardisty	Name:	Merrill J. Forgotson
Title:	Senior Vice President and	Title:	Chairman and Chief Operating Officer
Secretary

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